PRICING SUPPLEMENT NO. 96-46 Dated February 13, 1997    Rule 424(b)(2)
To Prospectus Supplement Dated August 22, 1996      File No. 33-64357


                       BENEFICIAL CORPORATION

                       Medium-Term Notes, Series H
                          (Book Entry Notes)

Credit Suisse First Boston Corporation purchased $50,000,000 principal amount of these Medium-Term Notes, Series H, maturing on February 20, 2001, at a principal price of $49,964,480.00 for resale to investors from time to time at prices based on market conditions at the time of resale.



      Floating Rate Notes Due 9 Months or More from Date of Issue


Maturity Date:  February 20, 2001      Initial Interest Rate:
                                         Determined as if the Settlement
Interest Rate Basis:                     Date was an Interest Reset Date.
  LIBOR
                                       Interest Reset Dates:
Specify Other Base Rate: N/A             Same as Interest Payment Dates

Index Maturity: 3-month                Settlement Date (Issue Date):
                                         February 19, 1997
Spread: plus 0.15%
                                       Calculation Agent:
Spread Multiplier: N/A                   The Chase Manhattan Bank

Maximum Interest Rate: N/A             Optional Repayment Date(s):
                                         N/A
Minimum Interest Rate: N/A
                                       Additional Terms:
Interest Payment Dates:                  For the purposes of the Notes
  The 20th day of each February,         contemplated hereunder, interest
  May, August and November commencing    payments will include interest
  on May 20, 1997 through and            accrued to, but excluding, the
  including the Maturity Date.           Interest Payment Date.